EXHIBIT 5.1

1650 TYSONS BOULEVARD SUITE 400 MCLEAN, VIRGINIA 22102 TELEPHONE: 703.760.7700 FACSIMILE: 703.760.7777 WWW.MOFO.COM	morrison & foerster llp

new york, san francisco,
los angeles, palo alto,
san diego, washington, d.c.

northern virginia,
orange county, denver
sacramento, walnut creek

tokyo, london, beijing,
shanghai, hong kong,
singapore, brussels
July 13, 2007
XO Holdings, Inc.
11111 Sunset Hills Road
Reston, Virginia 20190
Ladies and Gentlemen:
We have acted as counsel for XO Holdings, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 200,000 shares of 6% Class A Convertible Preferred Stock, with a liquidation preference $50 per share plus accretion (the “Preferred Shares”), and the shares of common stock, par value $0.01, issuable upon conversion of such preferred stock (the “Common Shares,” and together with the Shares, collectively, the “Shares”), held by EnterAspen Limited, JP Morgan Ventures Corporation, Lehman Brothers Inc. and Sopris Partners, Series A of Sopris Capital Partners (collectively, the “Selling Shareholders”).
We have examined originals or copies of the following documents, all dated as of July 13, 2007, unless otherwise indicated (the “Documents”):
(i)	the registration statement applicable to the Shares and the Prospectus included therein;

(ii)	the Amended and Restated Certificate of Incorporation of the Company;

(iii)	the Amended and Restated Bylaws of the Company; and

(iii)	the resolutions and related minutes of the Company’s Board of Directors authorizing and approving the registration of the Shares and approving the preparation and filing of the registration statement applicable to the Shares.
Unless otherwise defined herein, terms defined in the Documents shall have the same meaning herein.
In addition, we have examined such records, documents, certificates of public officials and of the Company, made such inquiries of officials of the Company, and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.

July 13, 2007
Page Two
We have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of the Documents, we have assumed that each party to one or more of the Documents other than the Company has the power and authority to execute and deliver, and to perform and observe the provisions of the Documents, and has duly authorized, executed and delivered such Documents, and that such Documents constitute the legal, valid and binding obligations of such party.
Whenever our opinions herein with respect to the existence or absence of facts is indicated to be based on our knowledge, it is intended to signify that, in the course of our representation of the Company in connection with the matter described in the first paragraph hereof, we have not acquired actual knowledge of the existence or absence of such facts.
We have not undertaken any independent investigation to determine the existence or absence of such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from the fact of our representation of the Company.
The opinions hereinafter expressed are subject to the following further qualifications and exceptions:
(1)	The effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination.

(2)	Limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of the Documents; and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where a default under the Documents is not material.

(3)	Except to the extent encompassed by an opinion set forth below with respect to the Company, we express no opinion as to the effect on the opinions expressed herein of (1) the compliance or non-compliance of any party to the Documents with any law, regulation or order applicable to it, or (2) the legal or regulatory status or the nature of the business of any such party.

July 13, 2007
Page Three
Based upon and subject to the foregoing, we are of the opinion that:
(a)	The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(b)	The Preferred Shares have been duly authorized and are validly issued, fully paid and nonassessable, and the Common Shares have been duly authorized and reserved for issuance, and upon conversion of the Preferred Shares, will be validly issued, fully paid and nonassessable.
We express no opinion as to matters governed by any laws other than the General Corporation Law of the State of Delaware and federal laws of the United States, which are in effect on the date hereof.
The opinions expressed herein are given as of the date hereof, and we assume no obligation to update or supplement such opinions or views to reflect any fact or circumstance that may hereafter come to our attention or any change in law that may hereafter occur or hereinafter become effective.
We consent to the filing of this opinion with the Securities and Exchange Commission (the “SEC”) as an exhibit to the registration statement. We hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.
Very truly yours,
Morrison & Foerster LLP